UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2026

HORIZON BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-10792	35-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
515 Franklin Street
Michigan City, IN 46360
(Address of principal executive offices, including zip code)

(219) 879-0211
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	HBNC	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Increase in Board of Directors and Filling of Vacancies

On and effective August 17, 2026, the Board of Directors (the “Board”) of Horizon Bancorp, Inc. (the “Company”) increased the size of the Board from 11 members to 13 members by increasing the Class of 2027 by two members.

The Board elected Nicholas J. Ritter and Charles W. Sulerzyski as directors to the Class of 2027. Each of their initial terms as a director will continue until the 2027 annual meeting of shareholders, or until each of their successors shall be duly elected, unless she or he resigns, is removed, or is otherwise disqualified from serving as a director of the Company.

Messrs. Ritter and Sulerzyski were also contemporaneously appointed by the Board of Directors of Horizon Bank, the wholly owned subsidiary of the Company, filling both vacancies on the Board.

Nicholas J. Ritter

Mr. Ritter, age 49, is the retired Executive Vice President, Chief Information Security Officer of WorldPay, a global payments technology company which was headquartered in Cincinnati, Ohio. He joined WorldPay in 2024 and retired in 2026 after building the information security program post-divestiture from Fidelity National Information Systems (FIS) through its acquisition in 2025 by Global Payments. Prior to joining WorldPay, he was the Senior Vice President, Chief Enterprise Security Officer for First Financial Bank, Cincinnati from 2020 to 2024. Ritter earned his bachelor’s degree in Computer Science from the University of Kentucky, Lexington, Kentucky.

Mr. Ritter is assigned to the Enterprise Risk Management Committee and Operations and Cyber Security Committee.

Charles W. Sulerzyski

Mr. Sulerzyski, age 69, is the retired President and CEO of Peoples Bancorp, Inc., headquartered in Marietta, Ohio. He joined Peoples Bancorp, Inc. in 2011 and retired in 2024 after growing the holding company’s wholly owned subsidiary, People’s Bank, from $1.7 billion to $9.2 billion through acquisitions and organic growth. During his tenure with Peoples Bancorp, Inc., he served on the holding company’s board of directors. Mr. Sulerzyski also served as the President, Great Lakes Region, of KeyBank, N.A. from 2005 to 2010 and as the National Chair of the Community Depository Institutions Advisory Council, in 2024 after serving as the Chair of the Cleveland District from 2021 to 2023. Sulerzyski earned his bachelor’s degree in Economics from New York University and his Master of Business Administration from Fordham University Graduate School of Business, also in New York City.

Mr. Sulerzyski is assigned to the Enterprise Risk Management and Wealth Committees.

The Board has determined that Messrs. Ritter and Sulerzyski qualify as “independent” directors under the Company’s Corporate Governance guidelines and the independence requirements of the Nasdaq Exchange, as well as the applicable rules promulgated by the Securities and Exchange Commission (the “SEC”).

As non-employee directors, Messrs. Ritter and Sulerzyski will receive the same compensation paid to other non-employee directors of the Company in accordance with the policies and procedures previously approved by the Board for non-employee directors, as disclosed in the Company’s most recent definitive proxy statement filed with the SEC on March 20, 2026.

There are no arrangements or understandings between either Mr. Ritter or Mr. Sulerzyski and any other person pursuant to which they were selected to serve as a director, nor are there any transactions to which the Company or any of its subsidiaries is a party and in which they have a direct or indirect material interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Additional information about the appointments of Messrs. Ritter and Sulerzyski to the Horizon Bancorp, Inc. Board of Directors is included in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ: HBNC) is the $6.6 billion asset (as of June 30, 2026) commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon’s retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana’s Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
EXHIBIT INDEX
Exhibit No.	Description	Location
99.1	Press release announcing the appointment of Nicholas Ritter and Charles Sulerzyski as Independent Directors	Attached
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)	Within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 17, 2026	HORIZON BANCORP, INC.

		By:	/s/ John R. Stewart, CFA
John R. Stewart, CFA
Executive Vice President & Chief Financial Officer

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